EXHIBIT 99.1

FOR IMMEDIATE RELEASE, DECEMBER 18, 2002

DENNIS BERRY ELECTED TO COX COMMUNICATIONS BOARD OF DIRECTORS

ATLANTA – Cox Communications, Inc. today announced the election of Dennis Berry to the company’s board of directors. Berry, 58, is president and chief operating officer of Cox Enterprises, Inc., one of the nation’s leading media companies and operators of automobile auctions, and majority shareholder of Cox Communications. The announcement was made by James C. Kennedy, chairman of Cox Communications and chief executive officer of Cox Enterprises.

Berry is replacing David Easterly, who retired as Cox Enterprises’ president and chief operating officer. Berry will join Cox Communications’ board of directors effective January 1, 2003, and Easterly will retire from the board on December 31, 2002.

In making the announcement, Kennedy said: “Dennis is a rich addition to our board of directors. His extensive knowledge of the Cox family of companies and the media industry coupled with his strong operations background makes him an ideal asset for Cox Communications.”

As president and chief operating officer of Cox Enterprises, Berry is responsible for Cox Newspapers, Inc.; Cox Television; AutoTrader.com; Manheim Auctions, Inc., and several Cox corporate headquarters groups, including financial operations, human resources, marketing and corporate communications. He also serves as a board member of Cox Radio, Inc., and as Chairman of the Board of AutoTrader.com.

Berry was named president and chief operating officer of Cox Enterprises in October 2000. He previously served as president and CEO of Manheim Auctions from 1995 to 2000. Prior to Manheim, he served as publisher of the Atlanta Journal-Constitution, where he held several positions, including president, vice president and general manager, advertising director, national advertising director, classified advertising manager and classified sales account executive.

Berry earned a bachelor’s degree in advertising and public relations from the University of Georgia.

Cox Communications (NYSE: COX), a Fortune 500 company, is a multi-service broadband communications company serving approximately 6.3 million customers nationwide. Cox is the nation’s fourth-largest cable television provider, and offers both traditional analog video programming under the Cox Cable brand as well as advanced digital video programming under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the brands Cox High Speed Internet and Cox Express; and commercial voice and data services via its affiliate Cox Business Services, LLC. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.

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Contact:    Bobby Amirshahi
404.843.7872